Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of June 30, 2018

1)	Abundant Farms, Inc. Percentage of ownership: 100% Business activity: Farming

2)	American Pacific Resources, Inc. Percentage of ownership: 100% Business activity: Mining & Natural Resources.

3)	ComMatrix, Inc. Percentage of ownership: 100% Business activity: Holding company for merger with Gridline Communications, Inc. (pending)

4)	Constructii SA Group, Inc. Percentage of ownership: 100% Business activity: Set up as holding company for acquisition of Constructii S.A. (Inactive, to be dissolved)

5)	PHI Capital Holdings, Inc. Percentage of ownership: 100% Business activity: Consulting and M&A advisory services.

6)	PHI EZ Water Tech, Inc. Percentage of ownership: 75% Business activity: Water technology

7)	PHI Group Regional Center, LLC Percentage of ownership: 100% Business activity: Management of EB-5 Immigrant Investor Program (Dissolved 9/29/2018)

8)	PHI Vietnam Investment and Development Company Ltd. Percentage of ownership: 100% Business activity: Consulting and Investments in selective industries

9)	PHIVITAE Corporation Percentage of ownership: 100% Business activity: Export of pharmaceuticals (Inactive).